EXHIBIT 99.2

News Release

Contact(s):	Media Inquiries: Kimberly A. Welch (734) 625-8600 kwelch5@visteon.com	Visteon Corporation Corporate Communications 17000 Rotunda Drive Dearborn, Michigan 48120 Facsimile: 313-755-7983

Jim Fisher (734) 417-6184 jfishe89@visteon.com

Investor Inquiries: Derek Fiebig (313) 755-3699 dfiebig@visteon.com

VISTEON APPOINTS ANJAN CHATTERJEE AS ACTING CHIEF FINANCIAL OFFICER

DEARBORN, Michigan, April 1, 2004 — Visteon Corporation (NYSE: VC) today announced the appointment of Anjan Chatterjee as acting chief financial officer, effective April 1, 2004. Chatterjee’s interim appointment follows the previously announced March 31 retirement of Daniel R. Coulson, who has had a distinguished 38-year career at Visteon and Ford Motor Co.

“I’m pleased we’re appointing one of our senior corporate officers to this important role,” said Pete Pestillo, chairman and chief executive officer. “The appointment of Anjan allows us to continue our extensive search at the right pace so that we may secure the right leader to join our team. We expect to secure a permanent chief financial officer during the second quarter.”

Chatterjee joined Visteon in July 2003 as senior vice president, Strategy and Business Planning. He is responsible for the company’s strategic business direction by integrating existing product, marketing, manufacturing and supply chain strategies into a coherent strategy for the corporation.

Chatterjee came to Visteon from McKinsey and Company where he was director, automotive sector leader. In that role he had profit and loss responsibility for the automotive consulting practice. During that time he led the development of a business-building strategy for one of the world’s largest automakers. That program achieved a paradigm shift that included faster decision making, cross-functional integration and appropriate accountabilities and incentives. He received a bachelor of science degree in electrical engineering from the Indian Institute of Technology in Delhi, India, and a

News Release

Master of Science degree in computer science from George Washington University and a master’s in business administration from Stanford University.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has approximately 72,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 25 countries.

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